FROM:     COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, MD 20817
PHONE:    301 214 3442
FAX:      301 214 7130
DATE:     June 13, 1997


For Immediate Release
---------------------

                            COMSAT TO COMPLETE
                        ASCENT SPIN-OFF THIS MONTH

         -- Company Implements Key Component of Strategic Plan --


     BETHESDA, Md. - COMSAT Corporation (NYSE:CQ) announced today that it will complete the spin-off of its 80.67% ownership interest in Ascent Entertainment Group, Inc. (Nasdaq:GOAL) to its shareholders in accordance with its previously announced restructuring and new strategic business plan. COMSAT's board of directors has declared a special dividend to COMSAT shareholders and established June 19, 1997, as the record date and June 27, 1997, as the payment date for the dividend.
     "The divestiture of Ascent meets another important milestone in COMSAT's strategic plan to enhance shareholder value by refocusing the company on its satellite and networking services businesses," said Betty C. Alewine, COMSAT president and chief executive officer. "We announced that we would divest Ascent by the end of the second half of 1997, and I'm delighted to say that we are right on schedule with this key component of our restructuring plan."
     The  distribution  will  be  made  on a pro  rata  basis  with  COMSAT shareholders receiving approximately one-half share of Ascent stock for each share of COMSAT stock held on the record date. COMSAT owns 24 million shares of Ascent and has over 49 million shares of common stock outstanding. Cash will be paid to holders in lieu of fractional shares.
     As previously announced, COMSAT recently received a positive ruling from the Internal Revenue Service that the distribution of Ascent stock will not be taxable to the corporation or its shareholders.

                                 --more--

COMSAT/Ascent -- Page 2

     The corporation also announced that the record date for determining the shareholders entitled to vote at its annual shareholders' meeting has been changed from July 2 to July 8, 1997. The purpose of this change is to allow for an adequate interval between the distribution date for the spin-off and the record date for the annual meeting. The annual shareholders meeting is scheduled for August 15, 1997.
     COMSAT Corporation is a global provider of international communications services and products.

                                   # # #


CONTACT:  Janet Dewar, Vice President, Corporate Affairs    301.214.3442
          Gary Sharpe, Director, Investor Relations         301.214.3244